Exhibit 99.1

Contact:

Joe Crivelli

Senior Vice President

Gregory FCA

Direct: 610-228-2100

Mobile: 610-299-6700

NUTRISYSTEM EXTENDS JOE REDLING AS CHIEF EXECUTIVE OFFICER ON AN INTERIM BASIS

Fort Washington, PA-September 27, 2012-Nutrisystem, Inc. (NASDAQ: NTRI), a leading provider of weight management products and services, today announced that Joe Redling, chief executive officer, will remain with the company until November 2, 2012. Mr. Redling was originally expected to leave the company when his contract expires on September 30, 2012.

Mike Hagan, chairman of the board of directors, stated, "We are continuing our search process for a permanent CEO to replace Joe Redling, and expect to bring the process to conclusion shortly. In the meantime, we are pleased that Joe has agreed to remain with us on an interim basis. As we continue to execute on several major strategic initiatives and prepare for the kickoff of the 2013 diet season, his leadership and perspective will be valuable to us."

About Nutrisystem, Inc.

Having helped Americans lose millions of pounds over the last 40 years, Nutrisystem, Inc. (NASDAQ: NTRI) develops evidence-based programs for healthy weight management, and is the leading provider of home-delivered weight loss meal plans. Nutrisystem offers balanced nutrition in the form of low glycemic index meal plans designed for men and women, including seniors, vegetarians and the Nutrisystem® D® program for people with diabetes or at risk for type 2 diabetes. Nutrisystem® plans include a wide variety of pantry and fresh-frozen entrees and snacks to aid in program satisfaction and adherence, as well as transition plans to support long-term success. The Fort Washington, PA-based company also provides weight management support and counseling by trained weight-loss coaches and registered dietitians, as well as through an engaged online community, online tools and trackers, mobile apps, cookbooks and more. Healthcare professionals may learn more about the programs by visiting www.nutrisystem.com/hcp. The Company has also introduced a new in-store retail line, Nutrisystem® Everyday™ products, comprised of nutritionally balanced bars, smoothies, bakery and breakfast items aimed at consumers who aspire to eat healthier. Nutrisystem is available directly to consumers through www.nutrisystem.com, by phone (1-800-435-4074) and at select retailers.

Forward-Looking Statement Disclaimer

Information provided and statements contained in this press release that are not purely historical, such as the timing and status of the Company's CEO search, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and the Company assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by the Company (including filings by the Company with the Securities and Exchange Commission). Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.